Expion360 Reports Third Quarter 2022 Results

REDMOND, OR / ACCESSWIRE / Nov. 10, 2022 / Expion360, Inc. (NASDAQ:XPON), an industry leader in lithium ion battery power storage solutions, reported results for the three and nine months ended September 30, 2022. All comparisons are to the same year-ago period unless otherwise noted.

Financial Highlights

·	Revenue increased 4% to a third quarter record of $1.4 million as a result of the company’s expanded product offerings and distribution network. This also drove revenue up 79% to a record $5.7 million for the first nine months of the year.
·	Gross profit decreased 25% to $403,000 in the third quarter and was up 66% to $2.0 million for the first nine months of 2022. Third quarter 2022 gross profit was impacted by the recent expansion of facilities and personnel to support future growth.
·	Net loss totaled $1.3 million in the quarter versus $353,000 in the third quarter of 2021.
·	In the first nine months of 2022, net loss totaled $6.1 million versus $730,000 in the same year-ago period. Approximately $3.3 million of the loss in the first nine months of 2022 was due to non-cash expenses, including stock-based compensation, interest expense, and other one-time costs associated with the company’s IPO and listing on Nasdaq in April.

Q3 2022 Operational Highlights

·	Began shipping the new Expion360 Lithium Power Bundle for RVs, which is now available for installation at select locations of one of the nation’s largest RV dealer groups. The integrated system of Expion360 clean power technologies enables control of the electrical power flowing from an RV roof solar panel down through an Expion360 battery to the inverter.
·	Received and began installation of new automated assembly line equipment for onshoring additional assembly processes, building custom battery form factors, assisting in R&D, improving process development, and enhancing quality controls.

Management Commentary

"In Q3, our top-line grew as a result of our expanded product offerings and nationwide distribution network,” commented John Yozamp, CEO of Expion360. “Since the beginning of the year, we have greatly expanded our national presence with sales to several large retail customers.

“During the third quarter, we received and began the installation of new assembly line equipment at our pack assembly facility in Redmond, Oregon. These state-of-the-art systems will help us transition certain manual processes to automated, which we expect to become operational before the end of the year.

“Due to the success of our new Expion360 Lithium Power Bundle in the third quarter, we are expanding the types of power bundles we offer and plan to roll those out to the rest of our distribution channels in the coming quarters.

“While many companies continue to report supply chain issues, we have successfully navigated these challenges and avoided any supply constraints. In fact, in Q3, we were able to opportunistically increase our component inventory levels in anticipation of a strong fourth quarter and key growth initiatives for next year.

“Also, during the quarter we appointed dedicated sales professionals for each of our marine and overland camping market segments. We believe this focused sales approach will help expand our share of these key markets.

“Our product strategy and market approach continue to be supported by the ongoing market transition from lead-acid to lithium-ion batteries as a primary source of power storage. We believe our lithium-ion batteries offer far greater capacity and space savings compared to lead-acid batteries, as well as superior design, construction and reliability compared to our lithium-ion competitors.

“Since our batteries utilize lithium iron phosphate, they can be expected to have a lifespan of approximately 12 years, or three to four times that of most lead-acid batteries. Our typical battery also provides three times the power of the standard lead-acid battery despite being half the weight, and they have 10 times the number of charging cycles. We believe the cost/benefit advantage of our batteries over lead-acid batteries is abundantly clear.

“We also remain committed to being on the leading edge with our internal team working on new product development. We are designing batteries for smaller form factors and with more charging cycles, making them ideal for golf carts, electric forklifts, and other small vehicles. These development efforts will also further enhance our intellectual property as we believe we are on the forefront of lithium battery technology.

“We are well on track for another record year in 2022. We’ve already exceeded last year’s revenue and expect our momentum to continue into 2023.

“In early 2023, we plan to launch new products into additional growing markets, including batteries for golf carts and other small service vehicles. We are also working to launch a new home energy storage product by the fourth quarter of 2023. In all, we remain excited about the future of Expion360 and the tremendous opportunities for growth ahead.”

Q3 2022 Financial Summary

Revenue in the third quarter of 2022 totaled $1.38 million, up 4% from $1.33 million in the same year-ago quarter. The increase was primarily due to increased sales of lithium-ion batteries and accessories to dealerships, wholesalers, and OEMs.

Gross profit totaled $403,000 or 29.1% of revenue as compared to $534,000 or 40.1% of revenue in the same year-ago quarter. The decrease in gross profit was primarily attributable to increased facility costs and labor as the company expanded its operations. The decrease was also due to increased landed costs, which the company is currently monitoring and working to improve.

Selling, general and administrative expenses increased to $1.3 million compared to $191,000 in the same year-ago quarter. The increase was primarily due to increased costs for supporting the company’s sales growth and business development.

Net loss totaled $1.3 million or $(0.19) per share compared to a net loss of $353,000 or $(0.13) per share in the same year-ago period.

Cash and cash equivalents totaled $8.1 million at September 30, 2022, as compared to $10.4 million at June 30, 2022.

First Nine Months of 2022 Financial Summary

Revenue in the first nine months of 2022 totaled $5.7 million, up 79% from $3.2 million in the same year-ago period. The increase was primarily due to increased sales of lithium-ion batteries and accessories to dealerships, wholesalers, and OEMs.

Gross profit totaled $2.0 million or 34.3% of revenue as compared to $1.2 million or 36.9% of revenue in the same year-ago period. The decrease in gross margin was primarily attributable to increased facility costs and labor as the company expanded its operations. The decrease was also partially due to increased landed costs.

Selling, general and administrative expenses increased to $6.5 million compared to $1.5 in the same year-ago period. The increase in SG&A was primarily due to increased costs for supporting the company’s sales growth and business development in addition to $2.1 million for non-cash stock-based compensation charges.

Net loss totaled $6.1 million or $(1.03) per share compared to a net loss of $730,000 or $(0.28) per share in the same year-ago period. Approximately, $3.3 million of the loss was due to non-cash stock-based compensation and interest expense, as well as one-time costs associated with the company’s IPO.

Capital Structure Summary

The company’s outstanding common stock structure as of September 30, 2022, totaled 6,802,464 shares. There are 858,436 warrants and 859,500 options issued which brings the fully diluted shares, warrants and options to 8,520,400. The public float is approximately 3,374,848 shares.

For additional information, please see the company’s quarterly report on Form 10-Q filed with the SEC.

About Expion360

Expion360 is an industry leader of premium lithium batteries and accessories for recreational vehicles and the marine industry, with planned expansion into residential and industrial applications. The company sources, assembles and white-labels components and finished products. Its 360 (12V/360Ah) is 3.5x the capacity of an average RV battery and is unique in form factor.

Founded in 2016 by the company's CEO, John Yozamp, Expion360 designs and engineers its batteries out of its headquarters in Redmond, Oregon. To learn more about the company, visit expion360.com.

Forward-Looking Statements and Safe Harbor Notice

All statements other than statements of historical facts included in this press release are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). Generally, such forward-looking statements include statements regarding our expectations, possible or assumed future actions, business strategies, events or results of operations, including statements regarding our expectations or predictions or future financial or business performance or conditions and those statements that use forward-looking words such as "projected," "expect," "possibility" and "anticipate," or similar expressions. The achievement or success of the matters covered by such forward-looking statements involve significant risks, uncertainties, and assumptions. Actual results could differ materially from current projections or implied results. Factors that could cause such differences include those discussed in our filings with the SEC. Investors should read the risk factors set forth in the Company's Prospectus filed with the SEC on April 4, 2022, previous filings, subsequent filings, and future periodic reports filed with the SEC. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

The Company cautions that statements and assumptions made in this news release constitute forward-looking statements and make no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. The information set forth herein speaks only as of the date hereof. The Company and its management are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statements following the date of this news release, whether as a result of new information, future events or otherwise, except as required by law.

Expion360 Contact:

Tel (541)797-6714

Investor Contact:
Ronald Both
CMA Investor Relations
Tel (949) 432-7566
Email contact

Media Contact:
Tim Randall
CMA Media Relations
Tel (949) 432-7572
Email contact

Expion360 Inc.

Statements of Operations (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Sales, net	$1,383,011	$1,331,081	$5,741,075	$3,209,847
Cost of sales	980,141	796,966	3,770,025	2,024,442
Gross profit	402,870	534,115	1,971,050	1,185,405
Selling, general and administrative	1,662,005	725,529	6,479,954	1,460,369
Loss from operations	(1,259,135)	(191,414)	(4,508,904)	(274,964)

Other (Income) / Expense
Interest income	(64)	(9)	(158)	(168)
Debt conversion expense	—	—	—	112,133
Interest expense	34,016	161,801	1,571,848	343,904
Gain on sale of property and equipment	(13,312)	—	(13,312)	—
Other (income) expense	(471)	(430)	(389)	(430)
Total other (income) / expense	20,169	161,362	1,557,989	455,439
Loss before taxes	(1,279,304)	(352,776)	(6,066,894)	(730,403)

Franchise taxes	—	—	300	—
Net loss	$(1,279,304)	$(352,776)	$(6,067,193)	$(730,403)

Net loss per share (basic and diluted)	$(0.19)	$(0.13)	$(1.03)	$(0.28)
Weighted-average number of common shares outstanding	6,802,464	2,653,464	5,913,763	2,602,952

Expion360 Inc.

Balance Sheets (Unaudited)

	As of September 30, 2022	As of December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$8,117,029	$773,238
Accounts receivable, net	280,465	775,160
Inventory	5,036,057	2,051,880
Prepaid/in-transit inventory	268,663	1,081,225
Prepaid expenses and other current assets	205,893	71,703
Total current assets	13,908,107	4,753,206

Property and equipment	1,261,706	523,419
Accumulated depreciation	(201,763)	(96,190)
Property and equipment, net	1,059,943	427,229

Other Assets
Operating leases – right-of-use asset	3,277,314	1,281,371
Deposits	74,877	63,901
Total other assets	3,352,191	1,345,272
Total assets	$18,320,241	$6,525,707

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$146,673	$63,180
Customer deposits	161,791	436,648
Accrued expenses and other current liabilities	248,025	140,618
Line of credit and short-term revolving loans	—	550,000
Current portion of operating lease liability	465,471	218,788
Liability for sale of future revenues, net	—	11,502
Note payable in default	—	100,000
Current portion of long-term debt	70,285	51,135
Total current liabilities	1,092,245	1,571,871

Long-term debt, net of current portion and discount	454,109	779,486
Operating lease liability, net of current portion	2,872,575	1,092,861
Shareholder promissory notes	825,000	825,000
Total liabilities	$5,243,929	$4,269,218

Stockholders’ equity
Preferred stock, par value $.001; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.001; 200,000,000 shares authorized; 6,802,464 and 4,300,000 issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	6,802	4,300
Additional paid-in capital	25,239,654	8,355,140
Accumulated deficit	(12,170,144)	(6,102,951)
Total stockholders’ equity	13,076,312	2,256,489
Total liabilities and stockholders’ equity	$18,320,241	$6,525,707